NEWS RELEASE

	Contacts:	Stacey Hudson, Investor Relations Manager Alon USA Energy, Inc. 972-367-3808
FOR IMMEDIATE RELEASE
Investors: Jack Lascar/ Sheila Stuewe Dennard § Lascar Associates, LLC 713-529-6600 Media: Blake Lewis Lewis Public Relations 214-635-3020 Ruth Sheetrit SMG Public Relations 011-972-547-555551

Alon USA Energy, Inc. Reports Fourth Quarter and Full Year 2013 Results

Schedules conference call for March 7, 2014 at 11:30 a.m. Eastern
DALLAS, TEXAS, March 6, 2014 - Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced results for the quarter and year ended December 31, 2013. Net loss available to stockholders for the fourth quarter of 2013 was $(14.0) million, or $(0.21) per share, compared to net income available to stockholders of $22.2 million, or $0.35 per share, for 2012. Excluding special items, Alon recorded net loss of $(8.0) million, or $(0.12) per share, for the fourth quarter of 2013, compared to net income of $36.1 million, or $0.58 per share, for 2012.
Net income available to stockholders for the year ended December 31, 2013 was $23.0 million, or $0.33 per share, compared to $79.1 million, or $1.29 per share, for 2012. Excluding special items, Alon recorded net income available to stockholders of $34.5 million, or $0.51 per share, for the year ended December 31, 2013, compared to $127.4 million, or $2.13 per share, for 2012.
Paul Eisman, CEO and President, commented, “Overall, we are happy with the progress we made in 2013. There was a significant amount of market volatility during the year, with very good margins early followed by a period of over correction to crude differentials and crack spreads in the last half of the year. Despite this, our cash generation from operating activities of $162.2 million allowed us to reduce consolidated debt net of cash by $83.0 million to $387.7 million at year end 2013. We were also able to increase our regular dividend from $0.16 to $0.24 per share per annum and to pay a special dividend of $0.16 per share in 2013.
“We experienced a sequential improvement in our fourth quarter 2013 results as we benefited from widened discounts in Midland-priced crudes relative to Cushing-priced crudes at both the Big Spring refinery and the Krotz Springs refinery. The Krotz Springs refinery also benefited from widened discounts in Gulf Coast sweet crude relative to Brent. The Big Spring and Krotz Springs refineries’ strong performance reflected high throughput rates and effective management of operating costs.
“The Big Spring refinery and the Krotz Springs refinery operated very well in the quarter. The Big Spring refinery achieved record quarterly average throughput of 73,613 barrels per day. The Krotz Springs refinery achieved its highest quarterly average throughput of 72,309 barrels per day since we acquired it. As a result of the strong operational performance, the refinery direct operating expenses for the Big Spring refinery and Krotz Springs refinery were under $4.00 per barrel and $3.60 per barrel, respectively, for the fourth quarter of 2013.
“As we look to 2014 and beyond, we believe Gulf Coast sweet crude will trade at a sustainable discount to Brent, which will benefit us going forward.
“We expect throughput at Big Spring to average approximately 73,000 barrels per day for the first quarter, 46,000 barrels per day for the second quarter as a result of the turnaround and 67,000 barrels per day for the full year of 2014. We expect throughput at Krotz Springs to average approximately 64,000 barrels per day for the first quarter and 71,000 barrels per day for the full year of 2014 as well as process approximately 30,000 barrels per day of Midland-priced crudes throughout 2014.

“In California, we continue to develop our logistics business. We are making progress with the permitting process for our Bakersfield rail terminal and refinery light crude modification project and expect to receive the permits in the coming months. We also received all necessary permits to be able to receive, unload, and deliver crude by rail at our Paramount facility. In the meantime, we continue to optimize our asset base on the West Coast. In January 2014, we sold our Willbridge, Oregon asphalt terminal for $40 million in cash.
“Our retail segment faced seasonal challenges in the fourth quarter with the extreme cold weather conditions impacting merchandise sales volumes as well as merchandise sales margins. Despite the challenges in the fourth quarter, the retail segment achieved record fuel volume sales in 2013.”
FOURTH QUARTER 2013
Special items reduced earnings by $6.0 million for the fourth quarter of 2013 which included after-tax losses of $6.5 million associated with a prepayment premium and write-offs of unamortized original issuance discount and debt issuance costs recognized for the prepayment of a portion of the Alon Refining Krotz Springs senior secured notes, partially offset by $0.5 million associated with after-tax gains recognized on disposition of assets. Special items reduced earnings by $13.9 million for the fourth quarter of 2012 which included after-tax losses of $17.0 million associated with write-offs of unamortized original issuance discount and debt issuance costs recognized for the prepayment of Alon USA Energy, Inc. term loans. These after-tax losses were partially offset by after-tax gains of $2.8 million associated with unrealized gains on commodity swaps and $0.3 million associated with gains recognized on disposition of assets.
The combined refinery average throughput for the fourth quarter of 2013 was 145,922 barrels per day (“bpd”), consisting of 73,613 bpd at the Big Spring refinery and 72,309 bpd at the Krotz Springs refinery, compared to a combined refinery average throughput of 154,410 bpd for the fourth quarter of 2012, consisting of 72,109 bpd at the Big Spring refinery, 72,235 bpd at the Krotz Springs refinery and 10,066 bpd at the California refineries. The lower combined throughput rates were due to the California refineries not processing crude oil during the fourth quarter of 2013.
Refinery operating margin at the Big Spring refinery was $9.96 per barrel for the fourth quarter of 2013 compared to $25.26 per barrel for the same period in 2012. This decrease was mainly due to lower Gulf Coast 3/2/1 crack spreads and a narrowing WTI Cushing to WTS spread. Also impacting the Big Spring refinery operating margin was $5.7 million of costs associated with RINs obligations for the fourth quarter of 2013. Refinery operating margin at the Krotz Springs refinery was $8.72 per barrel for the fourth quarter of 2013 compared to $10.36 per barrel for the same period in 2012. This decrease was mainly due to a narrowing of the LLS to WTI Cushing spread partially offset by higher Gulf Coast 2/1/1 high sulfur diesel crack spreads.
The average Gulf Coast 3/2/1 crack spread was $13.05 per barrel for the fourth quarter of 2013 compared to $27.10 per barrel for the fourth quarter of 2012. The average Gulf Coast 2/1/1 high sulfur diesel crack spread for the fourth quarter of 2013 was $12.61 per barrel compared to $9.03 per barrel for the fourth quarter of 2012.
The average WTI Cushing to WTS spread for the fourth quarter of 2013 was $3.14 per barrel compared to $5.14 per barrel for the same period in 2012. The average LLS to WTI Cushing spread for the fourth quarter of 2013 was $2.58 per barrel compared to $20.08 per barrel for the same period in 2012.
Asphalt margins for the fourth quarter of 2013 were $65.83 per ton compared to $26.84 per ton for the fourth quarter of 2012. On a cash basis (i.e. excluding inventory effects), asphalt margins in the fourth quarter of 2013 were $45.11 per ton compared to $13.17 per ton in the fourth quarter of 2012. This increase was primarily due to lower costs of purchased asphalt sold during the fourth quarter of 2013 compared to the fourth quarter of 2012. The average blended asphalt sales price decreased 5.0% from $590.79 per ton in the fourth quarter of 2012 to $561.34 per ton in the fourth quarter of 2013 and the average non-blended asphalt sales price increased 3.6% from $347.25 per ton in the fourth quarter of 2012 to $359.58 per ton in the fourth quarter of 2013.
Retail fuel sales volume increased 7.3% to 47.2 million gallons in the fourth quarter of 2013 from 44.0 million gallons in the fourth quarter of 2012.
YEAR ENDED DECEMBER 31, 2013
Special items reduced earnings by $11.5 million for 2013 which included after-tax costs for an unplanned reformer shutdown and repair of $11.6 million, after-tax losses of $6.5 million associated with a prepayment premium and write-offs of unamortized original issuance discount and debt issuance costs recognized for the prepayment of a portion of the Alon Refining Krotz Springs senior secured notes, partially offset by $6.7 million associated with after-tax gains recognized on disposition of assets. Special items reduced earnings by $48.3 million for 2012 which included after-tax losses of $22.8 million associated with write-offs of unamortized original issuance discounts and debt issuance costs recognized for prepayments of term loans, $19.6 million associated with unrealized losses on commodity swaps, $4.4 million associated with losses on heating oil call option crack spread contracts and $1.4 million associated with losses recognized on disposition of assets.

The combined refinery average throughput for 2013 was 131,808 bpd, consisting of 67,103 bpd at the Big Spring refinery and 64,705 bpd at the Krotz Springs refinery, compared to a combined refinery average throughput of 154,700 bpd in 2012, consisting of 68,946 bpd at the Big Spring refinery, 67,877 bpd at the Krotz Springs refinery and 17,877 bpd at the California refineries. The lower throughput rates were primarily due to the California refineries not processing crude oil for all of 2013 and the Krotz Springs refinery unplanned reformer shut down and repair during the second quarter of 2013.
Refinery operating margin at the Big Spring refinery was $14.59 per barrel for 2013 compared to $23.50 per barrel for 2012. This decrease was mainly due to lower Gulf Coast 3/2/1 crack spreads and a narrowing WTI Cushing to WTS spread. Also impacting the Big Spring refinery operating margin was $14.9 million of costs associated with RINs obligations for 2013. Refinery operating margin at the Krotz Springs refinery was $6.16 per barrel for 2013 compared to $8.30 per barrel for 2012. This decrease was mainly due to lower Gulf Coast 2/1/1 high sulfur diesel crack spreads and a narrowing of the LLS to WTI Cushing spread.
The average Gulf Coast 3/2/1 crack spread for 2013 was $19.16 per barrel compared to $27.43 per barrel for 2012. The average Gulf Coast 2/1/1 high sulfur diesel crack spread for 2013 was $7.89 per barrel compared to $11.29 per barrel for 2012.
The average WTI Cushing to WTS spread for 2013 was $3.72 per barrel compared to $4.09 per barrel for 2012. The average LLS to WTI Cushing spread for 2013 was $11.06 per barrel compared to $16.46 per barrel for 2012.
Asphalt margins in 2013 increased to $68.67 per ton compared to $42.64 per ton in 2012. On a cash basis (i.e. excluding inventory effects), asphalt margins in 2013 were $62.81 per ton compared to $27.39 per ton in 2012. This increase was primarily due to lower costs of purchased asphalt sold during 2013 compared to 2012. The average blended asphalt sales price decreased 2.7% from $589.63 per ton in 2012 to $573.87 per ton in 2013 and the average non-blended asphalt sales price decreased 0.1% from $372.36 per ton in 2012 to $372.00 per ton in 2013.
Retail fuel sales volume increased 10.4% to 188.5 million gallons in 2013 from 170.8 million gallons in 2012 .
CONFERENCE CALL
The Company has scheduled a conference call for Friday, March 7, 2014, at 11:30 a.m. eastern time (10:30 a.m. central time), to discuss the fourth quarter 2013 results. To access the call, please dial 800-762-9441, or 480-248-5081, for international callers, at least 10 minutes prior to the start time and ask for the Alon USA Energy call. Investors may also listen to the conference live on the Alon corporate website, http://www.alonusa.com, by logging on that site, clicking “Investors” and then “Alon USA Energy, Inc.” A telephonic replay of the conference call will be available through March 21, 2014, and may be accessed by calling 800-406-7325, or 303-590-3030, for international callers, and using the passcode 4668431#. The archived webcast will also be available at http://www.alonusa.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at Dennard § Lascar Associates at 713-529-6600 or email dwashburn@dennardlascar.com.
Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. Alon owns 100% of the general partner and approximately 82% of the limited partner interests in Alon USA Partners, LP, which owns a crude oil refinery in Texas with an aggregate crude oil throughput capacity of approximately 70,000 barrels per day. In addition, Alon directly owns crude oil refineries in Louisiana and California, with an aggregate crude oil throughput capacity of approximately 144,000 barrels per day. Alon is a leading marketer of asphalt, which it distributes through its asphalt terminals predominately in the Western United States. Alon is the largest 7-Eleven licensee in the United States and operates approximately 300 convenience stores in Texas and New Mexico.
Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.
This press release does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

- Tables to follow -

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE

RESULTS OF OPERATIONS - FINANCIAL DATA
(ALL INFORMATION IN THIS PRESS RELEASE EXCEPT FOR BALANCE SHEET DATA AS OF DECEMBER 31, 2012, AND INCOME STATEMENT DATA FOR THE YEAR ENDED DECEMBER 31, 2012, IS UNAUDITED)
	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(dollars in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Net sales (1)	$1,825,754	$1,954,785	$7,046,381	$8,017,741
Operating costs and expenses:
Cost of sales	1,659,799	1,704,730	6,325,088	7,149,385
Direct operating expenses	70,049	82,999	287,752	313,242
Selling, general and administrative expenses (2)	43,106	42,383	168,172	161,401
Depreciation and amortization (3)	32,545	28,929	125,494	121,929
Total operating costs and expenses	1,805,499	1,859,041	6,906,506	7,745,957
Gain (loss) on disposition of assets	712	529	9,558	(2,309)
Operating income	20,967	96,273	149,433	269,475
Interest expense (4)	(30,878)	(51,459)	(94,694)	(129,572)
Equity earnings of investees	154	1,050	5,309	7,162
Other income (loss), net (5)	(2)	207	218	(6,584)
Income (loss) before income tax expense	(9,759)	46,071	60,266	140,481
Income tax expense	2,534	15,179	12,151	49,884
Net income (loss)	(12,293)	30,892	48,115	90,597
Net income attributable to non-controlling interest	1,692	8,705	25,129	11,463
Net income (loss) available to stockholders	$(13,985)	$22,187	$22,986	$79,134
Earnings (loss) per share, basic	$(0.21)	$0.35	$0.33	$1.29
Weighted average shares outstanding, basic (in thousands)	66,681	61,041	63,538	57,501
Earnings (loss) per share, diluted	$(0.21)	$0.33	$0.32	$1.24
Weighted average shares outstanding, diluted (in thousands)	66,681	67,535	64,852	63,917
Cash dividends per share	$0.06	$0.04	$0.38	$0.16
CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$52,572	$172,312	$162,233	$387,810
Investing activities	(21,251)	(21,544)	(51,441)	(104,980)
Financing activities	(97,996)	(80,164)	(2,589)	(323,600)
OTHER DATA:
Adjusted net income (loss) available to stockholders (6)	$(8,007)	$36,137	$34,473	$127,392
Adjusted earnings (loss) per share (6)	$(0.12)	$0.58	$0.51	$2.13
Adjusted EBITDA (7)	$52,952	$120,408	$270,896	$433,524
Capital expenditures (8)	20,202	21,628	68,513	93,901
Capital expenditures for turnaround and chemical catalyst	1,774	23	8,617	11,460

	As of December 31,
	2013	2012
BALANCE SHEET DATA (end of period):	(dollars in thousands)
Cash and cash equivalents	$224,499	$116,296
Working capital	60,863	87,242
Total assets	2,245,140	2,223,574
Total debt	612,248	587,017
Total debt less cash and cash equivalents	387,749	470,721
Total equity	625,404	621,186

REFINING AND MARKETING SEGMENT
	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(dollars in thousands, except per barrel data and pricing statistics)
STATEMENTS OF OPERATIONS DATA:
Net sales (9)	$1,621,692	$1,719,183	$6,090,688	$7,241,935
Operating costs and expenses:
Cost of sales	1,500,386	1,508,776	5,561,825	6,551,483
Direct operating expenses	59,771	74,724	244,759	278,725
Selling, general and administrative expenses	13,916	14,204	52,846	51,215
Depreciation and amortization	26,730	24,754	105,597	103,638
Total operating costs and expenses	1,600,803	1,622,458	5,965,027	6,985,061
Gain (loss) on disposition of assets	(4)	26	7,359	(2,502)
Operating income	$20,885	$96,751	$133,020	$254,372
KEY OPERATING STATISTICS:
Per barrel of throughput:
Refinery operating margin – Big Spring (10)	$9.96	$25.26	$14.59	$23.50
Refinery operating margin – CA Refineries (10)	N/A	6.50	N/A	2.36
Refinery operating margin – Krotz Springs (10)	8.72	10.36	6.16	8.30
Refinery direct operating expense – Big Spring (11)	3.98	4.17	4.53	4.00
Refinery direct operating expense – CA Refineries (11)	N/A	23.23	N/A	12.59
Refinery direct operating expense – Krotz Springs (11)	3.56	3.84	4.09	3.85
Capital expenditures	$10,122	$13,551	$40,272	$68,112
Capital expenditures for turnaround and chemical catalyst	1,774	23	8,617	11,460
PRICING STATISTICS:
Crack spreads (3/2/1) (per barrel):
Gulf Coast (12)	$13.05	$27.10	$19.16	$27.43
Crack spreads (3/1/1/1) (per barrel):
West Coast (12)	$10.48	$13.80	$9.91	$13.08
Crack spreads (2/1/1) (per barrel):
Gulf Coast high sulfur diesel (12)	$12.61	$9.03	$7.89	$11.29
WTI Cushing crude oil (per barrel)	$97.47	$88.10	$97.97	$94.14
Crude oil differentials (per barrel):
WTI Cushing less WTI Midland (13)	$2.32	$3.60	$2.59	$2.88
WTI Cushing less WTS (13)	3.14	5.14	3.72	4.09
LLS less WTI Cushing (13)	2.58	20.08	11.06	16.46
Brent less LLS (13)	8.84	1.71	2.22	0.79
Brent less WTI Cushing (13)	12.42	23.05	11.63	18.35
Product prices (dollars per gallon):
Gulf Coast unleaded gasoline	$2.49	$2.60	$2.70	$2.82
Gulf Coast ultra-low sulfur diesel	2.92	3.04	2.97	3.05
Gulf Coast high sulfur diesel	2.88	2.99	2.87	2.99
West Coast LA CARBOB (unleaded gasoline)	2.70	2.86	2.93	3.03
West Coast LA ultra-low sulfur diesel	2.96	3.09	3.01	3.11
Natural gas (per MMBtu)	3.85	3.54	3.73	2.83

THROUGHPUT AND PRODUCTION DATA: BIG SPRING REFINERY	For the Three Months Ended				For the Year Ended
	December 31,				December 31,
	2013		2012		2013		2012
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
WTS crude	39,775	54.0	48,894	67.8	43,705	65.1	52,190	75.7
WTI crude	28,690	39.0	19,180	26.6	20,706	30.9	14,396	20.9
Blendstocks	5,148	7.0	4,035	5.6	2,692	4.0	2,360	3.4
Total refinery throughput (14)	73,613	100.0	72,109	100.0	67,103	100.0	68,946	100.0
Refinery production:
Gasoline	39,170	53.0	37,572	52.3	33,736	50.4	34,637	50.3
Diesel/jet	24,529	33.3	22,612	31.4	22,404	33.5	22,329	32.5
Asphalt	3,391	4.6	3,615	5.0	3,640	5.4	4,084	5.9
Petrochemicals	4,651	6.3	4,199	5.8	4,152	6.2	4,054	5.9
Other	2,029	2.8	3,939	5.5	3,033	4.5	3,706	5.4
Total refinery production (15)	73,770	100.0	71,937	100.0	66,965	100.0	68,810	100.0
Refinery utilization (16)		97.8%		97.2%		94.9%		97.3%

THROUGHPUT AND PRODUCTION DATA: CALIFORNIA REFINERIES	For the Three Months Ended				For the Year Ended
	December 31,				December 31,
	2013		2012		2013		2012
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
Medium sour crude	—	—	6,592	65.5	—	—	9,071	50.7
Heavy crude	—	—	1,423	14.1	—	—	8,038	45.0
Blendstocks	—	—	2,051	20.4	—	—	768	4.3
Total refinery throughput (14)	—	—	10,066	100.0	—	—	17,877	100.0
Refinery production:
Gasoline	—	—	3,152	30.3	—	—	3,716	20.8
Diesel/jet	—	—	4,096	39.4	—	—	6,503	36.4
Asphalt	—	—	630	6.1	—	—	4,580	25.6
Heavy unfinished	—	—	2,333	22.4	—	—	2,603	14.6
Other	—	—	186	1.8	—	—	462	2.6
Total refinery production (15)	—	—	10,397	100.0	—	—	17,864	100.0
Refinery utilization (16)		—%		11.1%		—%		23.6%

THROUGHPUT AND PRODUCTION DATA: KROTZ SPRINGS REFINERY	For the Three Months Ended				For the Year Ended
	December 31,				December 31,
	2013		2012		2013		2012
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
WTI crude	29,292	40.5	30,449	42.2	29,580	45.7	20,111	29.6
Gulf Coast sweet crude	40,438	55.9	39,605	54.8	33,233	51.4	46,924	69.2
Blendstocks	2,579	3.6	2,181	3.0	1,892	2.9	842	1.2
Total refinery throughput (14)	72,309	100.0	72,235	100.0	64,705	100.0	67,877	100.0
Refinery production:
Gasoline	35,574	48.4	34,775	47.3	29,432	44.6	29,081	42.4
Diesel/jet	29,820	40.5	29,688	40.4	26,508	40.2	28,466	41.4
Heavy Oils	1,118	1.5	2,624	3.6	1,175	1.8	2,709	3.9
Other	7,083	9.6	6,384	8.7	8,857	13.4	8,464	12.3
Total refinery production (15)	73,595	100.0	73,471	100.0	65,972	100.0	68,720	100.0
Refinery utilization (16)		94.2%		94.7%		85.9%		90.6%

ASPHALT SEGMENT
	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(dollars in thousands, except per ton data)
STATEMENTS OF OPERATIONS DATA:
Net sales (17)	$119,157	$154,454	$612,443	$603,896
Operating costs and expenses:
Cost of sales (17) (18)	107,505	149,193	558,263	563,516
Direct operating expenses	10,278	8,275	42,993	34,517
Selling, general and administrative expenses	3,116	1,042	8,886	4,230
Depreciation and amortization	1,698	1,585	6,398	5,866
Total operating costs and expenses	122,597	160,095	616,540	608,129
Gain on disposition of assets	—	504	—	505
Operating loss	$(3,440)	$(5,137)	$(4,097)	$(3,728)
KEY OPERATING STATISTICS:
Blended asphalt sales volume (tons in thousands) (19)	144	168	701	842
Non-blended asphalt sales volume (tons in thousands) (20)	33	28	88	105
Blended asphalt sales price per ton (19)	$561.34	$590.79	$573.87	$589.63
Non-blended asphalt sales price per ton (20)	359.58	347.25	372.00	372.36
Asphalt margin per ton (21)	65.83	26.84	68.67	42.64
Capital expenditures	$3,478	$885	$9,425	$9,420

RETAIL SEGMENT
	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(dollars in thousands, except per gallon data)
STATEMENTS OF OPERATIONS DATA:
Net sales (1)	$223,567	$224,604	$944,193	$907,918
Operating costs and expenses:
Cost of sales (18)	190,570	190,217	805,943	770,394
Selling, general and administrative expenses	25,897	26,761	105,719	104,996
Depreciation and amortization	3,466	2,251	10,826	10,298
Total operating costs and expenses	219,933	219,229	922,488	885,688
Gain (loss) on disposition of assets	716	(1)	2,199	(312)
Operating income	$4,350	$5,374	$23,904	$21,918
KEY OPERATING STATISTICS:
Number of stores (end of period) (22)	297	298	297	298
Retail fuel sales (thousands of gallons)	47,234	44,003	188,493	170,848
Retail fuel sales (thousands of gallons per site per month) (22)	55	51	55	50
Retail fuel margin (cents per gallon) (23)	18.2	20.6	19.3	20.2
Retail fuel sales price (dollars per gallon) (24)	$3.12	$3.35	$3.33	$3.47
Merchandise sales	$76,242	$77,020	$316,432	$315,082
Merchandise sales (per site per month) (22)	$86	$86	$89	$88
Merchandise margin (25)	31.9%	32.7%	32.1%	32.5%
Capital expenditures	$6,389	$6,231	$17,935	$14,141

(1)
Includes excise taxes on sales by the retail segment of $18,454 and $17,082 for the three months ended December 31, 2013 and 2012, respectively, and $73,597 and $66,563 for the years ended December 31, 2013 and 2012, respectively.

(2)
Includes corporate headquarters selling, general and administrative expenses of $177 and $376 for the three months ended December 31, 2013 and 2012, respectively, and $721 and $960 for the years ended December 31, 2013 and 2012, respectively, which are not allocated to our three operating segments.

(3)
Includes corporate depreciation and amortization of $651 and $339 for the three months ended December 31, 2013 and 2012, respectively, and $2,673 and $2,127 for the years ended December 31, 2013 and 2012, respectively, which are not allocated to our three operating segments.

(4)
Interest expense for the year ended December 31, 2013 includes $8,467 for a prepayment premium and write-offs of unamortized original issuance discount and debt issuance costs recognized for prepayment of a portion of the Alon Refining Krotz Springs senior secured notes.

Interest expense for the three months and year ended December 31, 2012 includes charges of $27,576 for the write-offs of unamortized original issuance discount and debt issuance costs recognized for the repayment of the Alon USA Energy, Inc. term loans. Additionally, interest expense for the year ended December 31, 2012 includes a charge of $9,624 for the write-off of unamortized original issuance discount associated with our repayment of the Alon Brands Term Loan.

(5)	Other income (loss), net for the year ended December 31, 2012 is substantially the loss on heating oil call option crack spread contracts.

(6)
The following table provides a reconciliation of net income (loss) available to stockholders under United States generally accepted accounting principles (“GAAP”) to adjusted net income (loss) available to stockholders utilized in determining adjusted earnings (loss) per share, excluding the after-tax loss on write-off of unamortized debt issuance costs, after-tax loss on write-off of unamortized original issuance discount, after-tax loss on debt prepayment premium, after-tax loss on heating oil call option crack spread contracts, after-tax unrealized (gains) losses on commodity swaps, after-tax costs associated with the unplanned reformer shutdown and repair and after-tax (gain) loss on disposition of assets. Our management believes that the presentation of adjusted net income (loss) available to stockholders and adjusted earnings (loss) per share, excluding these items, is useful to investors because it provides a more meaningful measurement for evaluation of our Company’s operating results.

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(dollars in thousands)
Net income (loss) available to stockholders	$(13,985)	$22,187	$22,986	$79,134
Plus: Write-off of unamortized debt issuance costs, net of tax	1,442	5,416	1,442	5,416
Plus: Write-off of unamortized original issuance discount, net of tax	1,442	11,632	1,442	17,413
Plus: Debt prepayment premium, net of tax	3,643	—	3,643	—
Plus: Loss on heating oil call option crack spread contracts, net of tax	—	—	—	4,413
Plus: Unrealized (gains) losses on commodity swaps, net of tax	—	(2,817)	—	19,599
Plus: Costs associated with the unplanned reformer shutdown and repair, net of tax	—	—	11,643	—
Less: (Gain) loss on disposition of assets, net of tax	(549)	(281)	(6,683)	1,417
Adjusted net income (loss) available to stockholders	$(8,007)	$36,137	$34,473	$127,392
Adjusted earnings (loss) per share *	$(0.12)	$0.58	$0.51	$2.13

*	Adjusted earnings (loss) per share includes the effects of dividends on preferred stock on adjusted net income (loss) available to stockholders necessary to calculate earnings (loss) per share.

(7)
Adjusted EBITDA represents earnings before net income attributable to non-controlling interest, income tax expense, interest expense, depreciation and amortization, gain (loss) on disposition of assets, unrealized gains (losses) on commodity swaps and loss on heating oil call option crack spread contracts. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of net income attributable to non-controlling interest, income tax expense, interest expense, gain (loss) on disposition of assets, unrealized gains (losses) on commodity swaps and loss on heating oil call option crack spread contracts and the accounting effects of capital expenditures and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect the prior claim that non-controlling interest have on the income generated by non-wholly-owned subsidiaries;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.
The following table reconciles net income (loss) available to stockholders to Adjusted EBITDA for the three months and years ended December 31, 2013 and 2012, respectively:

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(dollars in thousands)
Net income (loss) available to stockholders	$(13,985)	$22,187	$22,986	$79,134
Net income attributable to non-controlling interest	1,692	8,705	25,129	11,463
Income tax expense	2,534	15,179	12,151	49,884
Interest expense	30,878	51,459	94,694	129,572
Depreciation and amortization	32,545	28,929	125,494	121,929
(Gain) loss on disposition of assets	(712)	(529)	(9,558)	2,309
Unrealized (gains) losses on commodity swaps	—	(5,522)	—	31,936
Loss on heating oil call option crack spread contracts	—	—	—	7,297
Adjusted EBITDA	$52,952	$120,408	$270,896	$433,524

(8)
Includes corporate capital expenditures of $213 and $961 for the three months ended December 31, 2013 and 2012, respectively, and $881 and $2,228 for the years ended December 31, 2013 and 2012, respectively, which are not allocated to our three operating segments.

(9)
Net sales include intersegment sales to our asphalt and retail segments at prices which approximate wholesale market prices. These intersegment sales are eliminated through consolidation of our financial statements.

(10)
Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales (exclusive of substantial hedge positions and certain inventory adjustments) attributable to each refinery by the refinery’s throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margins to these crack spreads to assess our operating performance relative to other participants in our industry.

The refinery operating margins exclude gains on commodity swaps of $2,567 and $23,900 for the three months and year ended December 31, 2013. The refinery operating margins for the three months and year ended December 31, 2013 excludes $4,313 of negative inventory effects and $3,828 of positive inventory effects, respectively.
The refinery operating margins exclude losses on commodity swaps of $24,252 and $116,020 for the three months and year ended December 31, 2012, respectively. The refinery operating margins for the three months and year ended December 31, 2012 also exclude approximately $8,000 primarily from negative inventory effects.

(11)
Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses at our Big Spring, California and Krotz Springs refineries by the applicable refinery’s total throughput volumes.

(12)
We compare our Big Spring refinery’s operating margin to the Gulf Coast 3/2/1 crack spread. A Gulf Coast 3/2/1 crack spread is calculated assuming that three barrels of WTI Cushing crude oil are converted, or cracked, into two barrels of Gulf Coast conventional gasoline and one barrel of Gulf Coast ultra-low sulfur diesel.

We compare our California refineries’ operating margin to the West Coast 3/1/1/1 crack spread. A West Coast 3/1/1/1 crack spread is calculated assuming that three barrels of Buena Vista crude oil are converted into one barrel of West Coast LA CARBOB pipeline gasoline, one barrel of LA ultra-low sulfur pipeline diesel and one barrel of LA 380 pipeline CST fuel oil.
We compare our Krotz Springs refinery’s operating margin to the Gulf Coast 2/1/1 crack spread. A Gulf Coast 2/1/1 crack spread is calculated assuming that two barrels of LLS crude oil are converted into one barrel of Gulf Coast conventional gasoline and one barrel of Gulf Coast high sulfur diesel.

(13)
The WTI Cushing less WTI Midland spread represents the differential between the average value per barrel of WTI Cushing crude oil and the average value per barrel of WTI Midland crude oil. The WTI Cushing less WTS, or sweet/sour, spread represents the differential between the average value per barrel of WTI Cushing crude oil and the average value per barrel of WTS crude oil. The LLS less WTI Cushing spread represents the differential between the average value per barrel of LLS crude oil and the average value per barrel of WTI Cushing crude oil. The Brent less LLS spread represents the differential between the average value per barrel of Brent crude oil and the average value per barrel of LLS crude oil. The Brent less WTI Cushing spread represents the differential between the average value per barrel of Brent crude oil and the average value per barrel of WTI Cushing crude oil.

(14)
Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process. The California refineries did not process crude oil in 2013 and therefore, no throughput data has been presented for the three months and year ended December 31, 2013. Throughput data for the California refineries for the year ended December 31, 2012 reflects substantially eight months of throughput as the California refineries did not process crude oil in the first quarter 2012 or December 2012.

During the year ended December 31, 2013, the Krotz Springs refinery was impacted by the unplanned shut down and repair of the reformer unit for approximately one month.

(15)
Total refinery production represents the barrels per day of various products produced from processing crude and other refinery feedstocks through the crude units and other conversion units at the refineries.

(16)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds.

(17)
Net sales and cost of sales include asphalt purchases sold as part of a supply and offtake arrangement of approximately $26,000 and $45,000 for the three months ended December 31, 2013 and 2012, respectively, and approximately $177,000 and $68,000 for the years ended December 31, 2013 and 2012, respectively. The volumes associated with these sales are excluded from the Key Operating Statistics.

(18)
Cost of sales includes intersegment purchases of asphalt blends and motor fuels from our refining and marketing segment at prices which approximate wholesale market prices. These intersegment purchases are eliminated through consolidation of our financial statements.

(19)	Blended asphalt represents base asphalt that has been blended with other materials necessary to sell the asphalt as a finished product.

(20)	Non-blended asphalt represents base material asphalt and other components that require additional blending before being sold as a finished product.

(21)
Asphalt margin is a per ton measurement calculated by dividing the margin between net sales and cost of sales by the total sales volume. Asphalt margins are used in the asphalt industry to measure operating results related to asphalt sales.

(22)	At December 31, 2013, we had 297 convenience stores of which 285 sold fuel. At December 31, 2012, we had 298 convenience stores of which 286 sold fuel.

(23)
Retail fuel margin represents the difference between retail fuel sales revenue and the net cost of purchased retail fuel, including transportation costs and associated excise taxes, expressed on a cents-per-gallon basis. Retail fuel margins are frequently used in the retail industry to measure operating results related to retail fuel sales.

(24)	Retail fuel sales price per gallon represents the average sales price for retail fuels sold through our retail convenience stores.

(25)
Merchandise margin represents the difference between merchandise sales revenues and the delivered cost of merchandise purchases, net of rebates and commissions, expressed as a percentage of merchandise sales revenues. Merchandise margins, also referred to as in-store margins, are commonly used in the retail industry to measure in-store, or non-fuel, operating results.